Exhibit 10.1
                                                        Asset Purchase Agreement



                            ASSET PURCHASE AGREEMENT

                                  by and among

                BLUE CROSS AND BLUE SHIELD OF MASSACHUSETTS, INC.

                                       and

                                CAREINSITE, INC.

                                February 14, 2000

                                TABLE OF CONTENTS

                                                                            Page

Sale and Delivery of the Acquired Assets.......................................1
   Sale of the Acquired Assets.................................................1
   Consent Contracts...........................................................3
   Purchase Price..............................................................3
   Assumption of Liabilities; Etc..............................................4
   Allocation of Purchase Price and Assumed Liabilities........................5
   The Closing.................................................................5
   Proration...................................................................5
   Registration Right..........................................................6
   The Seller's Contingent Rights to Put Shares to the Buyer..................12
   Additional Registration Right..............................................13
   Reserved Rights in Names...................................................14
   Closing Expenses and Related Taxes.........................................14
   Bulk Transfer Laws.........................................................14
   Further Assurances.........................................................14
   Restrictive Legend.........................................................15
Representations of the Seller.................................................16
   Organization...............................................................16
   Authorization..............................................................16
   Ownership of the Acquired Assets...........................................17
   Litigation.................................................................17
   Fixed Assets...............................................................17
   Assigned Contracts.........................................................17
   Compliance with Agreements and Laws........................................18
   Taxes......................................................................18
   Trade Names and Other Intangible Property..................................19
   Regulatory Approvals.......................................................19
   Business...................................................................19
   Financial Statements.......................................................20
Representations of the Buyer..................................................20
   Organization and Authority.................................................20
   Authorization..............................................................20
   Regulatory Approvals.......................................................21
   Litigation.................................................................21
   Compliance with Agreement and Laws.........................................21
   Capitalization.............................................................21
   The Buyer's Public Information.............................................22
Access; Confidentiality.......................................................22
   Access to Management, Properties and Records...............................22
   Confidentiality............................................................22
Pre-Closing Covenants of the Seller...........................................23
   Conduct of Business........................................................23
   Absence of Material Changes................................................23
   Compliance with Laws.......................................................23
   Continuing Obligation to Inform............................................24
   Hart-Scott-Rodino Filings..................................................24

   Financial Statements.......................................................24
   Consultation...............................................................24
Covenants of the Buyer........................................................24
   Hart-Scott-Rodino Filings..................................................24
   Public Announcements.......................................................24
Employee Matters..............................................................25
Reasonable Efforts to Obtain Satisfaction of Conditions.......................25
Conditions to Obligations of the Buyer........................................25
   Continued Truth of Representations and Warranties of the Seller;
   Compliance with Covenants and Obligations..................................25
   Corporate Proceedings......................................................26
   Governmental Approvals.....................................................26
   Adverse Proceedings........................................................26
   Absence of Material Changes................................................26
   The Acquired Assets........................................................26
   Services Agreement.........................................................26
   Portal Agreement...........................................................27
   Financial Statements from the Seller.......................................27
   Closing Deliveries.........................................................27
Conditions to Obligations of the Seller.......................................28
   Continued Truth of Representations and Warranties of the Buyer;
   Compliance with Covenants and Obligations..................................28
   Corporate Proceedings......................................................28
   Governmental Approvals.....................................................29
   Adverse Proceedings........................................................29
   Absence of Material Adverse Changes........................................29
   Services Agreement.........................................................29
   The Buyer Common Stock.....................................................29
   Financial Statements.......................................................29
   Closing Deliveries.........................................................29
Indemnification...............................................................30
   By the Seller..............................................................30
   By the Buyer...............................................................31
   Claims for Indemnification.................................................31
   Defense by Indemnifying Party..............................................31
   Payment of Indemnification Obligation......................................32
   Survival of Representations; Claims for Indemnification....................32
Additional Agreements.........................................................33
   Proprietary Information....................................................33
   Sharing of Data............................................................33
   Cooperation in Litigation..................................................33
   Non-Competition and Non-Solicitation.......................................34
   Covenant Not to Discontinue to Use Services................................34
   Enforcement of Confidentiality Agreements..................................35
   Breach of Representation in Section 2.11...................................35
Termination of Agreement......................................................35
   Termination by Lapse of Time...............................................35

Termination by Failure to Agree Upon the Services Agreement
   and the Portal Agreement...................................................35
   Termination by Agreement of the Parties....................................35
   Termination by Reason of Breach............................................35
   Termination by Change of Control...........................................36
   No Recourse................................................................36
Brokers.......................................................................36
   For the Seller.............................................................36
   For the Buyer..............................................................37
Notices.......................................................................37
Successors and Assigns........................................................37
Entire Agreement; Amendments; Attachments.....................................38
Expenses......................................................................38
Legal Fees....................................................................38
Governing Law; Waiver of Jury Trial...........................................38
Interpretation................................................................38
   Section Headings...........................................................38
   Gender.....................................................................39
   Knowledge..................................................................39
Severability..................................................................39
Blue Cross and Blue Shield Association........................................39
Counterparts..................................................................39

Exhibits
--------

A    -         Proposal Letter
B    -         Services Agreement
C    -         Portal Agreement
D    -         Confidentiality and Non-Disclosure Agreement

                             Index to Defined Terms

         Term                                                            Section
         ----                                                            -------
         Acquired Assets.................................................1.1(a)
         Affiliate.......................................................1.8(a)
         Agreement.....................................................Preamble
         Antitrust Division................................................2.10
         Assigned Contracts..............................................2.6(a)
         Association.........................................................23
         Assumed Liability (Liabilities).................................1.4(a)
         Attorney General...................................................1.6
         Bill of Sale...................................................9.11(a)
         Business Day....................................................1.8(a)
         Buyer.........................................................Preamble
         Buyer Approvals....................................................3.3
         Buyer Common Stock..............................................1.3(a)
         Buyer Indemnified Parties.........................................11.1
         Buyer's Disclosure Schedule........................................3.2
         Buyer SEC Documents................................................3.7
         Cash Payment....................................................1.3(a)
         Change of Control.................................................13.5
         Closing.........................................................1.1(a)
         Closing Date.......................................................1.6
         Code...............................................................1.5
         Common Stock....................................................1.8(a)
         Consent Contracts..................................................1.2
         Division......................................................Recitals
         Employment Obligations............................................7(b)
         Encumbrances.......................................................2.3
         Exchange Act....................................................1.8(a)
         Excluded Assets.................................................1.1(c)
         Excluded Liabilities............................................1.4(b)
         Financial Statements..............................................2.12
         First Put Shares................................................1.9(a)
         Fixed Assets................................................1.1(a)(ii)
         FTC...............................................................2.10
         HSR Act...........................................................2.10
         Indemnified Party.................................................11.3
         Indemnifying Party................................................11.3
         Instrument of Assumption........................................1.4(a)
         Intellectual Property........................................1.1(a)(v)
         Massachusetts Notice...............................................1.6
         MMC................................................................4.2
         Non-Short Sale Hedging Transaction..............................1.8(a)
         Offered Share Put...............................................1.9(a)
         Offered Shares..................................................1.8(c)
         Operations....................................................Recitals
         Per Share Sales Price...........................................1.3(c)
         Person..........................................................1.8(a)
         Portal Agreement...................................................9.8
         Proposal Letter....................................................9.7
         PTG Employees.....................................................7(a)
         Register........................................................1.8(a)
         Registration Statement..........................................1.8(c)
         Remaining Share Put.............................................1.9(b)
         Required Contracts...........................................1.1(a)(i)
         Restriction Period..............................................1.8(a)

         Satisfaction of the Massachusetts Requirements.....................1.6
         SEC.............................................................1.8(a)
         Second Anniversary..............................................9.7(a)
         Second Put Amount...............................................1.9(b)
         Second Put Price................................................1.9(b)
         Second Put Shares...............................................1.9(b)
         Second Registration Shares.....................................1.10(a)
         Second Registration Statement..................................1.10(a)
         Securities Act..................................................1.8(a)
         Seller........................................................Preamble
         Seller Approvals..................................................2.10
         Seller's Closing Statement......................................1.7(b)
         Seller's Disclosure Schedule.......................................2.1
         Seller Indemnified Parties........................................11.2
         Selling Stockholder.............................................1.8(a)
         Services Agreement.................................................9.7
         Shares..........................................................1.3(a)
         Stock Payment...................................................1.3(a)
         Tax .........................................................2.8(b)(A)
         Tax Return ..................................................2.8(b)(B)
         Total Purchase Price............................................1.3(a)
         Transaction Documents..............................................2.2
         Transfer........................................................1.8(a)
         Transition Service(s)...........................................9.7(a)
         Unassigned Agreement............................................1.1(b)

                            ASSET PURCHASE AGREEMENT

         Agreement ("Agreement") made as of the 14th day of February, 2000 by CareInsite, Inc., a Delaware corporation with its principal office at 669 River Drive, River Drive Center Two, Elmwood Park, New Jersey 07407-1361 (the "Buyer") and Blue Cross and Blue Shield of Massachusetts, Inc., a Massachusetts non-profit corporation with its principal office at 100 Summer Street, Boston, Massachusetts 02110-2190 (the "Seller").

                                    Recitals

         The Buyer desires to purchase, and the Seller desires to sell, certain assets, including without limitation, certain contracts and related license and other rights and obligations, used by the Seller's Provider Technology Group Division (the "Division") and required for the conduct of the Division's operations related to the coordination and delivery of an electronic network linking health care providers with insurance companies, government insurers, HMO's and PPO's (the "Operations"). The Buyer is in the business of health care connectivity and electronic commerce services; and, upon consummation of the transactions provided for under this Agreement, the Buyer will conduct the Operations previously conducted by the Division in order to provide, among other things, the services set out in the Services Agreement (defined below).

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:


1.       Sale and Delivery of the Acquired Assets.

         1.1 Sale of the Acquired Assets.

               (a) Acquired Assets. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests owned by the Seller (collectively, the "Acquired Assets"):

         (i) all rights of the Seller in, to and under the contracts, leases, licenses and agreements identified on Schedule 1.1(a)(i) (collectively, the "Required Contracts");

         (ii) the machinery and equipment owned by the Seller on the Closing Date, used by the Seller in the Division and identified in
                  Schedule 1.1(a)(ii) (the "Fixed Assets");

         (iii) all books, records, technical and procedural manuals related to the Acquired Assets;

         (iv) all prepaid expenses (but not including any deferred income taxes) of the Seller relating primarily to the Operations for periods on or after the Closing Date;

         (v) all of the Seller's right, title and interest in and to the service names, trade names or any derivation thereof, service marks, service mark registrations, trademarks, trademark registrations, and applications for service mark or trademark registrations, and other intellectual property, as set forth on Schedule 1.1(a)(v) and all of the Seller's trade secrets and know-how primarily related to the Acquired Assets or the Operations (collectively, the "Intellectual Property");

         (vi) all confidential and proprietary information relating primarily to the Operations, including, without limitation, customer lists, supplier lists, sales, billing and collection records, data collections, business plans, marketing plans and correspondence;

         (vii) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by the Seller primarily in connection with, or required for, the Operations, to the extent transferable; and

         (viii)   the goodwill of the Seller relating to the Operations.

               (b) Transition Contracts. The Seller and the Buyer agree that, if any Consent Contract (as defined in Section 1.2) or related trademark or service mark is not, or cannot be, fully assigned and transferred to the Buyer in form and substance reasonably acceptable to the Buyer (including, among other things, without any restriction on the Buyer's ability to provide any goods or services to any Person (as defined in Section 1.8) in any territory), the Seller shall retain such contract, trademark or service mark and use its reasonable best efforts (in cooperation and consultation with the Buyer) to use or make available the same to the Buyer as Transition Services (as defined in Section 9.7(a)) to the extent reasonably necessary for the Buyer's use in fulfilling its obligations under the Services Agreement. If, after using its reasonable best efforts (in cooperation and consultation with the Buyer), the Seller is unable to to use or make available any Consent Contract or related trademark or service mark to the Buyer (an "Unassigned Agreement"), the Buyer shall use its reasonable best efforts to find a substitute or replacement asset or service for the Unassigned Agreement. Notwithstanding anything to the contrary herein, the Seller's obligations pursuant to this Section 1.1(b) shall be subject to those limitations applicable to other Transition Services as provided in Sections 9.7(a), (b) and (c).

               (c) Excluded Assets. There shall be excluded from the purchase and sale contemplated under this Agreement, and excluded from the term "Acquired Assets", all of the Seller's assets, other than those included in Section 1.1(a) above, including, without limitation, the following property and assets (collectively, the "Excluded Assets"):

         (i) assets and property disposed of prior to the Closing in the ordinary course of business;

         (ii) the Seller's corporate, accounting and financial records except as set forth in Section 1.1(a)(vi), including corporate record books containing minutes of meetings of directors and such other records as have to do with the Seller's organization;

         (iii) all cash, cash equivalents, deposit accounts, certificates of deposit and marketable securities and similar investments of the Seller and the Division;

         (iv) all accounts and notes receivable and other amounts due to the Seller in respect of the Division;

         (v) all service names, trade names or any derivation thereof, service marks, service mark registrations, trademarks, trademark registrations and applications for trademark and service mark registration, except those names listed on
                  Schedule 1.1(a)(v);

         (vi) claims processed by the Division or submitted to the Division for processing prior to the Closing Date;

         (vii) all demands, claims, actions or causes of action which the Seller may have against any person;

         (viii) assets listed on Schedule 1.1(b)(viii) that are used both in the Division and in other lines of the Seller's business; and

         (ix)     all of the assets listed as Excluded Assets on Schedule
                  1.1(b).

               (d) Condition of Acquired Assets. Except as set forth in this Agreement, the Buyer agrees to purchase the Acquired Assets in an "as is" and "where is" condition, without reliance upon any expressed or implied representations or warranties of any nature made by or on behalf of or imputed to the Seller.

         1.2 Consent Contracts. The Seller shall use its reasonable efforts (without being required, in connection therewith, to incur any material cost or expense) to assign to the Buyer all of the rights of the Seller in, to and under the contracts, leases and agreements identified on Schedule 1.2 (the "Consent Contracts") on the Closing Date. The rights and obligations of the Seller in, to and under a Consent Contract shall be deemed to be an Acquired Asset or Assumed Liability if such Consent Contract is assigned to the Buyer.

         1.3 Purchase Price.

               (a) The total consideration for the Acquired Assets shall be $70 million (the "Total Purchase Price") to be paid by the Buyer at the Closing subject only to the adjustments provided in Section 1.7 hereof. The Total Purchase Price shall be satisfied by delivery by, or on behalf of, the Buyer of:
(a) $25 million (the "Cash Payment") and (b) 651,968 shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") (the "Stock Payment"). The shares of Buyer Common Stock comprising the Stock Payment are referred to in this Agreement as the "Shares".

               (b) The Cash Payment must be paid by the Buyer to the Seller at the Closing and must be paid by wire transfer of immediately available funds. The Buyer shall deliver, or cause to be delivered, to the Seller at the Closing, a duly executed stock certificate representing the Stock Payment.

               (c) If the price per Share, net of any underwriting commissions and discounts, payable to the Seller (the "Per Share Sales Price") in connection with the underwritten public offering pursuant to the Registration Statement (as defined below) is less than $69.0219 then, not later than five (5) Business Days after the closing pursuant to the underwriting agreement executed in connection with such offering, the Buyer will pay to the Seller an amount equal to (x) the difference between $69.0219 and the Per Share Sales Price multiplied by (y) one-half of the total number of Shares issued to the Seller as the Stock Payment, in immediately available funds by wire transfer to an account designated by the Seller.

         1.4 Assumption of Liabilities; Etc.

               (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") pursuant to which it shall assume and agree to perform, pay and discharge the liabilities, obligations and commitments of the Seller under (i) the Required Contracts and (ii) all Consent Contracts assigned to the Buyer pursuant to
Section 1.2, which involve payments or receipts by the Seller, in the ordinary course and consistent with the past practice of the Seller and in compliance with law as applicable to the Buyer, to the extent that such liabilities relate to or arise out of the use of the Acquired Assets by or for the Buyer (each such liability being hereinafter referred to singly as an "Assumed Liability" and all such liabilities being hereinafter referred to collectively as the "Assumed Liabilities").

               (b) At the Closing, the Buyer shall not assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all claims, obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities, including all claims, obligations, liabilities and commitments, fixed or contingent other than the Assumed Liabilities, incurred in connection with owning, operating or otherwise relating to the Division prior to the Closing (the "Excluded Liabilities"). Without limiting the foregoing, the Excluded Liabilities shall be deemed to include, and the Buyer is not assuming, and shall have no obligation to discharge or otherwise defend, any claims, obligation, liability or commitment
(i) with respect to the conduct of the Operations or any business of the Division prior to the Closing Date, (ii) under any employee plans of the Seller,
(iii) relating to any environmental law relating to the Operations or the Division prior to the Closing Date, (iv) based upon or arising out of any illegal, tortious or wrongful actions of the Seller, (v) relating to Taxes now or hereafter owed by the Seller or any affiliate of the Seller, or attributable to the Acquired Assets or the Division, relating to any period, or any portion of any period, ending at or prior to the Closing, (vi) relating to the Seller's obligations under the Transaction Documents, (vii) relating to the Seller's agreements with Electronic Data Systems, (viii) relating to or arising out of any obligation to provide any compensation or benefits to any employee or consultant of the Seller with respect to any work performed other than as an employee or consultant of the Buyer or (ix) relating to or arising out of any indebtedness for borrowed money of the Seller; provided, however, the Buyer shall be responsible for the obligations referenced in Section 1.7 with respect to which, and to the extent that, the Buyer has received a pro-rated benefit therefrom pursuant to such Section 1.7.

         1.5 Allocation of Purchase Price and Assumed Liabilities. The Purchase Price will be allocated prior to the Closing as agreed upon by the parties acting reasonably and in good faith. Such allocations provided for therein will be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be binding upon the Buyer and the Seller for tax purposes. The Buyer and the Seller also each agree to prepare IRS form 8594 in accordance with the foregoing and to file such form in accordance with Section 1060 of the Code.

         1.6 The Closing. The Closing shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts at 9:00 a.m. Boston time on the last to occur of (i) February 29, 2000, (ii) the date on which the early termination or expiration of the waiting period under the HSR Act occurs or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto, (iii) the date next following the expiration of thirty days after the Seller's delivery to the Office of the Massachusetts Attorney General (the "Attorney General") of written notice given pursuant to
Section 8A of Chapter 180 of the Massachusetts General Laws (the "Massachusetts Notice") concerning the transaction contemplated by this Agreement without any objection to that transaction having been expressed by the Attorney General to the Seller or, if any such objection shall have been expressed by the Attorney General within that thirty-day period, the date next following the date upon which all objections to the transaction expressed by the Attorney General in response to the Massachusetts Notice shall have been withdrawn (the expiration of the above thirty-day period without any such objection by the Attorney General or the withdrawal of all such objections by the Attorney General being hereinafter referred to as "Satisfaction of the Massachusetts Requirements") (the "Closing Date").

         1.7 Proration.

                  (a) The following items will be prorated between the Buyer and the Seller as of the Closing Date:

         (i) prepaid lease and service contracts, including amounts deposited as security in connection with any lease or other contract, and other items assumed by the Buyer;

         (ii) prepaid charges for licenses assigned by the Seller to the Buyer; and

         (iii) all other items customarily prorated and adjusted in connection with the sale of property of the type contemplated by this Agreement.

         All prorations required under this Section 1.7 shall be allocated so that items relating to time periods prior to the Closing Date will be allocated to the Seller and items relating to time periods beginning on or after the Closing Date will be allocated to the Buyer.

                  (b) The Seller shall provide the Buyer in writing with its good faith estimate of the amount payable to the Buyer or the Seller, as the case may be, under Sections 1.7(a) not later than fifteen (15) days prior to the Closing Date. The Buyer and the Seller shall agree upon an estimate of the adjustments to be made to the Purchase Price for purposes of determining the amount payable on the Closing Date. Within thirty (30) days after the Closing Date, the Seller shall provide the Buyer a closing statement (the "Seller's Closing Statement") which shall contain an explanatory letter with back-up information, in each case setting forth the Seller's good faith calculation of the adjustments to the Purchase Price or other amounts due pursuant to Section 1.7 hereof. Within thirty (30) days after the Buyer's receipt of the Seller's Closing Statement, the Buyer shall remit such amount to the Seller or provide the Seller with written grounds for dispute thereof. The Buyer and the Seller shall thereafter negotiate in good faith to resolve any disagreements concerning the adjustments contemplated hereunder.

         1.8 Registration Right.

                  (a) For the purposes of this Section 1.8, the following terms have the following respective meanings:

                  "Affiliate" of the Seller means a person who controls, is controlled by or is under common control with the Seller.

                  "Business Day" means any day, other than a Saturday, Sunday or a day on which banks located in New York City shall be authorized or required by law to close.

                  "Common Stock" means the Common Stock, $0.01 par value, of the Buyer, as constituted as of the date of this Agreement.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC hereunder, all as the same shall be in effect at the time.

                  "Non-Short Sale Hedging Transaction" shall mean a Transfer effected through a "collar," "put," or "put/call" arrangement or any other derivative or hedging transaction (but not including a Transfer effected through a "short sale" or "forward sale") relating to the Common Stock which Transfer is not likely, in the reasonable judgment of the Buyer, to have a detrimental effect on the trading market for the Common Stock.

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

                  "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

                  "Restriction Period" shall be the period from the date hereof until the earlier of (A) November 15, 2000 and (B) 45 days after the timely filing of the Registration Statement (as defined below).

                  "SEC" means the U.S. Securities and Exchange Commission and any successor agency.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

                  "Selling Stockholder" shall mean any person holding Common Stock and entitled to register such Common Stock under the Securities Act pursuant to a registration agreement with the Buyer, other than the Seller.

                  "Transfer" shall mean to sell, transfer, hypothecate, assign or otherwise dispose of any interest in any Common Stock. For purposes of this Agreement, the term "Transfer" shall include any direct or indirect (i) offer to sell, agreement to sell, sale of any option or contract to purchase, grant of any option, right or warrant for the sale of, loan, pledge or other disposition of or establishment of a "put equivalent position" (within the meaning of Rule 16a-1(h) under the Exchange Act), with respect to any shares of Common Stock, or any security convertible into, exercisable for or exchangeable for Common Stock, or (ii) swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of or investment risk relating to Common Stock or any such other security, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

                  (b) Except as set forth in this Section 1.8, during the Restriction Period, the Seller shall not Transfer any of the Shares without the prior written consent of the Buyer (which may be withheld in the Buyer's sole discretion, except that such consent shall not be unreasonably withheld or delayed in the case of a Non-Short Sale Hedging Transaction); provided, however, that this Section 1.8(b) shall not prohibit the Seller's purchase or sale of shares of a publicly traded index security.

                  (c) The Buyer shall use its reasonable best efforts to file by May 15, 2000, and in no event later than September 30, 2000, with the SEC a registration statement on a form selected by the Buyer under the Securities Act registering such portion, but in no event less than 325,984, of the Shares as the Seller may request (such Shares as the Seller may request to be so registered being hereinafter referred to as the "Offered Shares") for resale in an underwritten public offering (the "Registration Statement").

                  (d) In furtherance of its obligations under this Section 1.8, the Buyer shall:

         (i) prepare and file with the SEC the Registration Statement with respect to the Offered Shares and use its reasonable best efforts to cause such Registration Statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Buyer will furnish to counsel of the Seller copies of all such documents proposed to be filed);

         (ii) prepare and file with the SEC, if applicable, such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all Offered Shares shall have been sold, prepare any other similar offering documents that may be required by law, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement or offering documents during such period in accordance with the intended methods of disposition;

         (iii) furnish to the Seller such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as the Seller may reasonably request in order to facilitate the disposition of the Offered Shares;

         (iv) use its best efforts to register or qualify the Offered Shares under such other securities or blue sky laws of such jurisdictions of the United States as the Seller reasonably requests and do any other related acts that may be reasonably necessary to enable the Seller to consummate the disposition in such jurisdictions (provided that the Buyer will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 1.8(d)(iv), or (B) consent to general service of process in any such jurisdiction);

         (v) notify the Seller, at any time when a prospectus relating thereto is or would be required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or any other similar offering document contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and the Buyer will prepare a supplement or amendment to such prospectus or other document so that, as thereafter delivered to the purchasers of the Offered Shares, such prospectus or other document will not contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading;

         (vi) cause all the Offered Shares to be listed on each securities exchange or quotation system on which the Buyer Common Stock is then listed;

         (vii) provide a transfer agent and registrar for all the Offered Shares not later than the effective date of such Registration Statement;

         (viii) enter into such customary agreements (including underwriting agreements on customary terms) and take all such other actions as the Seller or the underwriters reasonably request in order to expedite or facilitate the disposition of the Offered Shares

                  (including, without limitation, effecting a stock split or a combination of shares);

         (ix) make available for inspection by the Seller, any underwriter participating in the disposition pursuant to such Registration Statement, and any attorney, accountant or any other agent retained by the Seller or any underwriter, all financial and other records, pertinent corporate documents and properties of the Buyer, and cause the Buyer's officers, directors and employees to supply all information reasonably requested by the Seller, any underwriter, attorney, accountant or agent in connection with such Registration Statement;

         (x) obtain a comfort letter from the Buyer's independent accountants in customary form and covering such matters of the type customarily covered by comfort letters and an opinion from the Buyer's counsel in customary form covering such matters normally covered in a public issuance of securities, in each case addressed to the Seller and underwriters.

               (e) The Offered Shares will be sold pursuant to an underwritten public offering in connection with which the Buyer shall have the right to select the managing underwriter or underwriters; provided, however, the Seller shall have the right to approve (i) such underwriter or underwriters and (ii) the pricing term of such offering, including underwriting discounts and commissions, such approval not to be reasonably withheld or delayed.

               (f) The Buyer shall pay all expenses incident to the sale of the Offered Shares pursuant to the Registration Statement, including without limitation, all registration and filing fees (including filing fees with respect to the National Association of Securities Dealers, Inc.), all fees and expenses of complying with state securities or "blue sky" laws, all printing expenses, all listing fees, all registrars' and transfer agents' fees, the fees and disbursements of counsel for the Buyer and of its independent certified public accountants, including the expenses of any special audits and/or "comfort" letters required by or incident to such performance and compliance, the fees and disbursements of one counsel to the Seller and all underwriting discounts and commissions.

               (g) It is a condition precedent to the obligations of the Buyer to file the Registration Statement that the Seller (i) furnish to the Buyer such information regarding the Seller and the Shares as the Buyer may reasonably request and as may be required in connection with the action to be taken by the Buyer and (ii) accept the reasonable terms of the underwriting of such offering that have been agreed upon between the Buyer and the managing underwriter.

               (h) In connection with the registration of the Offered Shares under the Securities Act pursuant to the terms of this Agreement, the Buyer will indemnify and hold harmless and pay and reimburse the Seller, each underwriter of such Shares thereunder and each other person, if any, who controls the Seller or each such underwriter within the meaning of the Securities Act, and their respective officers, directors, members, shareholders, employees, agents and affiliates against any losses, claims, damages or liabilities, joint or several, including without limitation, costs of defense and fees and expenses of legal counsel, as and when incurred, to which the Seller, underwriter or controlling person and their respective officers, directors, members, shareholders, employees, agents and affiliates, may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstance in which they were made not misleading, or any violation of the Securities Act, the Exchange Act or any state securities or blue sky laws, or any rule or regulation thereunder, and will reimburse the Seller, each such underwriter and each such controlling person and their respective officers, directors, members, shareholders, employees, agents and affiliates, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the Buyer will not be liable to the Seller, any such underwriter and any such controlling or other person referred to above in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon the Buyer's reliance on an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by the Seller, such underwriter or such controlling or other person referred to above in writing specifically stating that it is for use in such Registration Statement or prospectus. Notwithstanding the foregoing, the indemnity provided in this Section 1.8 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of such indemnifying party (which consent shall not be unreasonably withheld or delayed).

               (i) In connection with the registration of the Shares under the Securities Act pursuant hereto, the Seller will indemnify and hold harmless the Buyer, each person, if any, who controls the Buyer within the meaning of the Securities Act, each officer of the Buyer who signs the Registration Statement, each director of the Buyer, each underwriter and each person who controls any such underwriter within the meaning of the Securities Act against all losses, claims, damages or liabilities, joint or several, as and when incurred, to which the Buyer or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon reliance on any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Buyer and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability (or any action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Financial Statements, or information furnished in writing by the Seller, such underwriter or such controlling or other person referred to above in writing specifically stating that it is for use in such Registration Statement or prospectus, and provided that the liability of the Seller hereunder shall be limited to the net proceeds received by the Seller from the sale of Shares covered by such Registration Statement. Notwithstanding the foregoing, the indemnity provided in this Section 1.8 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of such indemnifying party (which consent shall not be unreasonably withheld or delayed).

               (j) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 1.8 and shall only relieve it from any liability which it may have to such indemnified party under this Section 1.8 if and to the extent the indemnifying party is materially prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 1.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded based upon written advice of its own counsel that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

               (k) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) the Seller or any controlling person of the Seller makes a claim for indemnification pursuant to this Section 1.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.8 provides for the indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Seller or any such controlling person in circumstances for which indemnification is provided under this Section 1.8, then, in each such case, the Buyer and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) (i) in such proportion as is appropriate to reflect the relative fault of the Buyer and the Seller in connection with the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations (the relative fault of the Buyer and the Seller to be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Buyer or the Seller and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission) or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Buyer and the Seller from the offering of the securities covered by such Registration Statement; provided that, in any such case, (A) the Seller will not be required to contribute any amount in excess of the public offering price of all of the Shares offered by it pursuant to such Registration Statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

               (l) With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares to the public without registration, the Buyer agrees to:

         (i) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

         (ii) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act at any time after the Closing Date; and

         (iii) so long as the Seller owns any Shares, furnish to the Seller forthwith upon request (at any time after the Closing Date) a written statement by the Buyer as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Buyer, and such other reports and documents so filed as the Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing the Seller to sell any such Shares without registration.

         1.9 The Seller's Contingent Rights to Put Shares to the Buyer.

               (a) Subject to Sections 1.8(e) and 18(g), if, for any reason, the Registration Statement has not been declared effective on or before November 15, 2000 then the Seller shall have the right to demand (the "Offered Share Put") that the Buyer purchase, at a price of $69.0219 per Share, up to 325,984 Shares (the Shares tendered pursuant to the Offered Share Put shall be herein referred to as the "First Put Shares"). The Seller shall notify the Buyer in writing of its intention to exercise the Offered Share Put not later than prior to the close of business on November 22, 2000, after which time the Offered Share Put shall expire and be of no further force or effect. Within five Business Days after the Seller notifies the Buyer of its exercise of the Offered Share Put, the Seller shall deliver to the Buyer the certificates representing the First Put Shares, free and clear of all liens, together with stock powers duly endorsed to the Buyer on behalf of the Seller and, within two Business Days of such delivery, the Buyer shall pay to the Seller an amount equal to (x) the number of First Put Shares multiplied by (y) $69.0219, in immediately available funds by wire transfer to an account designated by Seller.

               (b) Subject to Sections 1.8 (e) and 1.8(g), if, for any reason, the Registration Statement has not been declared effective on or before December 29, 2000 then the Seller shall have the right to demand (the "Remaining Share Put") that the Buyer purchase, for a price equal to the average closing price per Share on the NASDAQ National Market for the ten successive trading days ending on December 29, 2000 (the "Second Put Price") up to all of the Shares then still held by the Seller (the Shares tendered pursuant to the Remaining Share Put shall be herein referred to as the "Second Put Shares"). The Seller shall notify the Buyer of its intention to exercise the Remaining Share Put not later than prior to the close of business on January 5, 2001, after which time the Remaining Share Put shall expire and be of no further force or effect. Within five Business Days after the Seller notifies the Buyer of its exercise of the Remaining Share Put the Seller shall deliver to the Buyer the certificates representing the Second Put Shares, free and clear of all liens, together with stock powers duly endorsed to the order of the Buyer on behalf of the Seller and, within two Business Days of such delivery, the Buyer shall pay to the Seller an amount (the "Second Put Amount") equal to (x) the number of Second Put Shares multiplied by (y) the Second Put Price, in immediately available funds by wire transfer to an account designated by the Seller. Notwithstanding the foregoing, at the option of the Buyer, in lieu of purchasing the Second Put Shares the Buyer may arrange for the Seller to sell the Second Put Shares to a third party if (x) such third party agrees to purchase the Second Put Shares on terms no less favorable, including with respect to timing, than the Remaining Share Put and (y) in the reasonable opinion of counsel to the Seller, such sale would not violate the Securities Act.

         1.10 Additional Registration Right.

               (a) To the extent that (x) the Offered Shares represent less than all of the Shares, (y) all of the Offered Shares shall have been sold pursuant to the Registration Statement, (z) the number of Shares not sold pursuant to the Registration Statement shall equal not less than 162,992 Shares, and subject to the provisions of this Section 1.10, the Seller shall have the right, exercisable on or after June 4, 2001, to request that the Buyer file a second registration statement (the "Second Registration Statement") with respect to not less than 162,992 Shares (the Shares with respect to which such Second Registration Statement is requested being referred to herein as the "Second Registration Shares") for resale pursuant to an underwritten public offering and the Buyer shall use its reasonable best efforts to file such Second Registration Statement within 90 days after such request by the Seller.

               (b) Notwithstanding anything herein to the contrary, the Buyer shall have the option to postpone and delay the filing or the effectiveness of the Second Registration Statement, if the board of directors of the Buyer reasonably determines in good faith that such registration would (i) interfere with any material third party transaction then being pursued by the Buyer or any of its affiliates or (ii) require the disclosure of material information concerning the Buyer that is not yet publicly available; provided, however, that, the Buyer shall, if required pursuant to Section 1.10(a), file the Second Registration Statement not later than 180 days after a request by the Seller.

               (c) The provisions of Section 1.8(a), (b), (c), (d), (e), (g),
(h), (i), (j), (k), and (l) shall be applicable to the Second Registration Statement and the Second Registration Shares.

               (d) The Seller shall pay all expenses incident to the Second Registration Statement except those expenses, including underwriting discounts and commissions and filing fees, that the Buyer would have incurred pursuant to Section 1.8(f) but did not incur because the Second Registration Shares were not Offered Shares, which shall be paid for by the Buyer.

               (e) The Seller's rights under Sections 1.9 and 1.10 shall not be assignable.

         1.11 Reserved Rights in Names. The Buyer understands that the
Seller has been doing and will continue to do business under the name "Blue Cross and Blue Shield" and has used, and will continue to use, and to protect and defend its rights to use, corporate names, trade names, trademarks and service marks employing the words "Blue Cross and Blue Shield" and the like, both singly and in combination with other words and symbols, in connection with its current and future businesses. It is understood and agreed that the Seller does not, in or pursuant to this Agreement, sell, convey, assign, transfer or grant to the Buyer, either expressly or by implication or otherwise, any right, license or authorization to use "Blue Cross and Blue Shield" or any other corporate name, trade name, trademark or service mark other than those that are included in Section 1.1(a)(v) to the Seller's Disclosure Schedule. Notwithstanding anything to the contrary herein, after the Closing the Buyer may, in its promotional literature and correspondence, (i) disclose that, under the terms of this Agreement, the Buyer has succeeded the Seller in the operation of the Division and (ii) describe the Buyer's rights under the terms of the Services Agreement and refer to the Seller in connection therewith.

         1.12 Closing Expenses and Related Taxes. Subject to Section 1.4(b)(vi), each party shall pay at the Closing all transfer and conveyance taxes and costs as are legally or customarily paid by such party in the Commonwealth of Massachusetts. By way of example, the Buyer shall pay all fees for tax and judgment lien searches and Uniform Commercial Code lien searches.

         1.13 Bulk Transfer Laws. The parties hereto acknowledge that the Seller, in its sole discretion, may not comply with the provisions of any bulk sales laws of any state, if any or if applicable, to the transaction contemplated hereby.

         1.14 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment, notice and confirmation, and take such other action as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Acquired Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. The Seller agrees that it will promptly transfer or deliver to the Buyer from time to time, any cash or other property that the Seller may receive after the Closing Date with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items that may arise after the Closing and that are included in the Acquired Assets. The Buyer agrees that it will promptly transfer or deliver to the Seller from time to time, any cash or other property that the Buyer may receive after the Closing with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items that are included in the Excluded Assets.

         1.15 Restrictive Legend.

               (a) Each certificate representing the Shares shall, and in each case, subject to the provisions of and in compliance with this Agreement, be stamped or otherwise imprinted with legends substantially in the following form:

                  "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

                  "IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN ASSET PURCHASE AGREEMENT DATED AS OF FEBRUARY 14, 2000 AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE ELAPSED OR BEEN SATISFIED OR COMPLIED WITH."

         Upon request of the Seller, and subject to the restrictions in Section 1.8(b), the Buyer will remove the foregoing legend from the certificate or issue to the Seller a new certificate therefor free of any transfer legend, if, in conjunction with such request, the Buyer receives either the opinion referred to in Section 1.13(b) or the "no action" letter referred to in Section 1.13(b) to the effect that any transfer by the Seller of the Shares represented by the certificate will not violate the Securities Act and applicable state securities laws.

               (b) Prior to any proposed transfer of the Shares (other than pursuant to a Registration Statement), the Seller will give written notice to the Buyer of its intention to effect such transfer. Each such notice must describe the manner and circumstances of the proposed transfer in sufficient detail, and must be accompanied (except in transaction in compliance with Rule
144) by either (i) a written opinion of Goodwin, Procter & Hoar LLP or legal counsel who is reasonable satisfactory to the Buyer, addressed to the Buyer and reasonably satisfactory in form and substance to the Buyer's counsel, to the effect that the proposed transfer of the Shares may be effected without registration under the Securities Act, or (ii) a "no action" letter from the SEC to the effect that the proposed transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the Seller shall be entitled to transfer such Shares in accordance with the terms of the notice delivered to the Buyer. Other than Shares transferred pursuant to a Registration Statement, each certificate evidencing the Shares transferred as above will bear the appropriate legend set forth in Section 1.13(a), except that such certificate shall not bear such legend to the extent applicable under the Securities Act if the opinion of counsel or "no action" letter referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

2. Representations of the Seller.

         As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller hereby makes to the Buyer the representations and warranties contained in this Section 2. For purposes of this Agreement, references to a "Person" shall mean an individual, a corporation, an association, an estate, a trust, a partnership or any other entity or organization.

         2.1 Organization. The Seller is a non-profit hospital service corporation and medical services corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own, lease and operate the Acquired Assets, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Except as set forth in Section
2.1 to the Seller's Disclosure Schedule (the "Seller's Disclosure Schedule"), the Seller does not own any subsidiary or interests in any corporation, partnership, joint venture or other entity that participate in, or are competitive with, the business of the Division.

         2.2 Authorization. The Seller has full right, authority and power to enter into this Agreement, the Services Agreement, the Bill of Sale and the Instrument of Assumption of Liabilities (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents has been duly authorized by all necessary corporate action of the Seller, and no other corporate action on the part of the Seller is required in connection therewith.

         This Agreement and each Transaction Document constitutes, or when executed and delivered will constitute, the valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance by the Seller of each Transaction Document:

               (a) does not and will not violate any provision of the Seller's organization documents;

               (b) does not and will not violate any material laws, rules or regulations of the United States, or any state or other jurisdiction (including but not limited to any agency, bureau, division or commission thereof) relating to the Acquired Assets, the Operations or the Assumed Liabilities;

               (c) does not and will not, in any material respect, conflict with or result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination, cancellation or acceleration or to a loss of benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Acquired Assets under any material (with respect to the Seller and the Acquired Assets, individually or collectively) indenture, instrument, mortgage, lien or other agreement to which the Seller is a party and by which any of the Acquired Assets is bound or to which any of the Operations are subject; or

               (d) does not violate any judgment, decree, order or award of any court, government body or arbitration.

         2.3 Ownership of the Acquired Assets. Section 2.3 to the Seller's Disclosure Schedule sets forth a true, correct and complete list of all material claims, liabilities, liens, pledges, charges, collateral assignments, preemptive or refusal rights, security interests, encumbrances and equities of any kind affecting the Operations or the Acquired Assets (collectively, the "Encumbrances"). The Seller is, and at the Closing will be, the true and lawful owner of such Acquired Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to such Acquired Assets, free and clear of all Encumbrances other than those agreed to by the parties and set forth on Section 2.3 to the Seller's Disclosure Schedule. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable or merchantable title to such Acquired Assets which are tangible assets in the Buyer, free and clear of all Encumbrances other than those agreed to by the parties and set forth in Section 2.3 to the Seller's Disclosure Schedule.

         2.4 Litigation. Except as set forth in Section 2.4 to the Seller's Disclosure Schedule, the Seller is not a party to, or to the best of the Seller's knowledge threatened with, and none of the Acquired Assets or Operations are subject to, any litigation, suit, action, investigation, arbitration, proceeding, controversy or material claim before any court, regulatory body, administrative agency or other governmental authority relating to or affecting the Acquired Assets or Operations or which, if adversely determined, would have a material adverse effect on the Acquired Assets or Operations. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, regulatory body, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority relating to or affecting the Acquired Assets or Operations. The parties acknowledge that the list delivered pursuant to this Section 2.4 is for informational purposes only and the Buyer is not assuming any claim, obligation or other liability related to the matters described thereby. Within the 3-year period immediately preceding the date of this Agreement, no PTG Employee has ever brought any employee-related charges or complaints against the Seller before any governmental department or agency and, to the knowledge of the Seller, there are no facts upon which any such charges or complaints could be based.

         2.5 Fixed Assets. The Fixed Assets, in the aggregate, are in substantially good operating condition and repair in all material respects, normal wear and tear excepted.

         2.6 Assigned Contracts. Except as set forth in Section 2.6 to the Seller's Disclosure Schedule:


         (a) each Required Contract and Consent Contract that is assigned to the Buyer (such Required Contracts and Consent Contracts being collectively referred to herein of the Seller's as the "Assigned Contracts") is a valid and binding agreement of the Seller and, to the best knowledge, of each of the other parties thereto;

         (b) the Seller has not failed to fulfill any of its material obligations required to be performed pursuant to the Assigned Contracts to the extent that any such failure, alone or together with any other such failure, may have a material adverse effect on the Operations or the Buyer's ability to perform its obligations under the Services Agreement;

         (c) the Seller is not in breach of or default under any Assigned Contract in any material respect, and no event has occurred which with the passage of time or giving of notice or both would constitute, in any material respect, a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

         (d) to the best of the Seller's knowledge, there is no existing material breach or default by any other party to any Assigned Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a material default by such other party, result in a material loss of rights or result in the creation of any material lien, charge or encumbrance thereunder or pursuant thereto; and

         (e) the continuation, validity and effectiveness of each Assigned Contract will not be affected by the transfer from the Seller to the Buyer under this Agreement.

         The representations contained in this Section 2.6 regarding the Consent Contracts that are assigned to the Buyer are not made by the Seller at the time of execution and delivery of this Agreement but will be made as of the Closing Date.

         2.7 Compliance with Agreements and Laws. The Seller has all material licenses, permits and certificates from federal, state and local authorities necessary to own and operate the Acquired Assets, to conduct the Operations, and to enter into and perform the Seller's obligations under the Services Agreement. The Seller is not in violation, in any material respect, of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to the Acquired Assets or the Operations.

         2.8 Taxes.

               (a) The Seller has filed all Tax Returns relating to the Division or the Operations that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller with respect to the Division or the Operations (whether or not shown on any Tax Return) have been paid. There are no security interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

               (b) As used in this Agreement:

                  (A) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  (B) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         2.9 Trade Names and Other Intangible Property. Except as otherwise disclosed in Section 2.10 to the Seller's Disclosure Schedule, the Seller is the sole and exclusive owner of the Intellectual Property. With respect to the Division, or the Operations, the Seller has received no notice that it is illegally or otherwise using the trade secrets, formulae or any property rights of others.

         2.10 Regulatory Approvals. Except as set forth on Section 2.10 to the Seller's Disclosure Schedule, neither the execution and delivery by the Seller of any Transaction Documents, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will require the Seller to file or register with, to notify, or to obtain any permit, authorization, consent or approval of, any federal, state or local government body, except for (i) filings, registrations and notifications, that if not made, and permits, authorizations, consents and approvals that if not obtained, would not have a material adverse effect on the Buyer or the Acquired Assets or the Operations,
(ii) filings with the Federal Trade Commission ("FTC") and with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"),
(iii) filings with the Commonwealth of Massachusetts Division of Insurance as may be required by law or agreement and (iv) filings with the office of the Attorney General of the Commonwealth of Massachusetts (subparagraphs (i) through
(iv) collectively, the "Seller Approvals"). As of the Closing, the Seller will have obtained all the Seller Approvals and other permits, authorizations, consents and approvals of any federal, state or local governmental body, or any agency, bureau, division or commission thereof, required to consummate the transactions contemplated hereby, other than any permits, authorizations, consents or approvals that, if not obtained, would not have a material adverse effect on the Buyer or the Acquired Assets or the Operations. The Buyer acknowledges that it will be required to obtain permits, authorizations, consents and approvals as a result of the transactions contemplated herein.

         2.11 Business. Except as set forth in Section 2.11 of the Seller's Disclosure Schedule or as otherwise agreed by the parties in writing:

               (a) the Acquired Assets, together with the Transition Services (as defined in Section 9.7(a)) to be provided by the Seller for the Buyer pursuant to the Services Agreement (as defined in Section 9.7) constitute all assets and rights necessary for the Buyer's conduct of the Operations as required by that Services Agreement;

               (b) the Acquired Assets and the Consent Contracts include all assets, including without limitation proprietary rights and contracts, held or controlled by or for the Seller as of the Closing Date and used primarily for or in connection with the Operations; and

               (c) the PTG Employees identified in Schedule 7(a) constitute all of the Seller's current employees whose activities or responsibilities at any time within six months prior to the Closing Date related primarily to the conduct of the Operations.

         2.12 Financial Statements. The books of account and other financial records of the Division provided by the Seller to the Seller's accountants, Ernst & Young LLP, and to the Buyer's accountants, in connection with the preparation by Ernst & Young LLP of the financial statements reasonably agreed upon by the Seller's accountants and the Buyer's accountants for use by the Buyer in connection with the Buyer's financial reporting obligations (collectively with all related notes and Schedules thereto, the "Financial Statements"), (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with generally accepted accounting principles applied on a basis consistent with the past practices of the Seller, (ii) are in all material respects complete and correct, and do not contain or reflect any inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

3. Representations of the Buyer.

         As a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer hereby makes to the Seller the representations and warranties contained in this Section 3.

         3.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement, the Services Agreement, the Bill of Sale and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         3.2 Authorization. The execution and delivery of this Agreement and each Transaction Document by the Buyer and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and each Transaction Document and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance of this Agreement and each Transaction Document and the agreements provided for herein and therein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, in any material respect, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any material law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties of the Buyer pursuant to, any material indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. Section 3.2 to the Buyer's Disclosure Schedule dated the date hereof (the "Buyer's Disclosure Schedule") sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement and each Transaction Document.

         3.3 Regulatory Approvals. Except as set forth on Section 3.3 to the Buyer's Disclosure Schedule, neither the execution and delivery by the Buyer of any Transaction Document, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will require the Buyer to file or register with, to notify, or to obtain any permit, authorization, consent or approval of, any federal, state or local government body, except for (i) filings, registrations and notifications, that if not made, and permits, authorizations, consents and approvals that if not obtained, would not have a material adverse effect on the Seller or the Acquired Assets, (ii) filings with the FTC and with the Antitrust Division pursuant to the HSR Act, and (iii) filings with the office of the Attorney General of the Commonwealth of Massachusetts (subparagraphs (i) through
(iii) collectively, the "Buyer Approvals"). As of the Closing, the Buyer will have obtained all Buyer Approvals and other permits, authorizations, consents and approvals of any federal, state or local governmental body, or any agency, bureau, division or commission thereof, required to consummate the transaction contemplated hereby, other than any permits, authorization, consents or approvals that, if not obtained, would not have a material adverse effect on the Seller.

         3.4 Litigation. Except as set forth in Section 3.4 to the Buyer's Disclosure Schedule, the Buyer is not a party to, or to the best of the Buyer's knowledge threatened with, any litigation, suit, action, investigation, arbitration, procedure, controversy or material claim before any court, regulatory body, administrative agency or other governmental authority relating to the business of the Buyer. The Buyer is not in violation or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, regulatory body, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority relating to or effecting the business of the Buyer.

         3.5 Compliance with Agreement and Laws. The Buyer has all material licenses, permits and certificates from federal, state and local authorities necessary to own and operate its business and to enter into and perform the Buyer's obligations under the Services Agreement. The Buyer is not in violation in any material respect, of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters).

         3.6 Capitalization. The Buyer's authorized capital stock consists of 300 million shares of Common Stock, par value $.01 per share, of which 70,410,134 shares were issued and outstanding as of the close of business on December 31, 1999, and no shares are held in treasury and 30 million shares of Preferred Stock of which 100 shares are outstanding and designated as Series A Preferred Stock. All of the issued and outstanding shares of the Common Stock of the Buyer have been duly and validly issued and are fully paid and nonassessable. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of Buyer Common Stock. There are no obligations, contingent or otherwise, of the Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or the capital stock of or other equity interest in any subsidiary of the Buyer.

         3.7 The Buyer's Public Information. The Buyer has heretofore furnished the Seller with its registration statement on Form S-1, SEC No. 333-75071, filed with the SEC on June 14, 1999, and its Prospectus, dated June 15, 1999, the documents incorporated by reference therein and its Annual Report on Form 10-K for the fiscal year ended June 30, 1999, all as filed with the SEC and will provide to the Seller any Current, Annual or Quarterly Report filed by the Buyer with the SEC at or prior to the Closing Date (as any such documents have been amended since their original filing, the "Buyer SEC Documents"). As of their respective filing dates, the Buyer SEC Documents did not or will not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the Buyer SEC Documents complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the Buyer SEC Documents, together with the notes thereto, have been or will be prepared in accordance with GAAP, consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, subject to normal estimation of accruals and normal year-end audit adjustments and any other adjustments described therein), reflect all known liabilities of the Buyer, fixed or contingent, required to be stated therein, and present fairly the financial condition of the Buyer and its consolidated subsidiaries at said dates and the consolidated results of operations and cash flows of the Buyer for the periods then ended. The Buyer has not incurred any material adverse change since the date of its last public filing.

4.  Access; Confidentiality.

         4.1 Access to Management, Properties and Records.

               (a) From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Seller relating to the Acquired Assets or the Operations, so that the Buyer may have full opportunity to make such investigation as it shall desire. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Acquired Assets and the Operations as the Buyer may reasonably request. The Seller shall provide the Buyer with the opportunity to meet and hold confidential discussions with persons employed in the Division; provided, the Seller shall have the right to participate in such discussions if it requests.

           (b) The Seller shall authorize the release to the Buyer of all files pertaining to the Acquired Assets or the Operations held by any federal, state, county or local authorities, divisions, agencies or instrumentalities.

         4.2 Confidentiality. Subject to Section 1.8, this Agreement and the Transaction Documents and all exhibits and schedules thereto and the Seller's and Buyer's Disclosure Schedules are deemed by the parties as trade secrets and to contain confidential commercial and financial information. Accordingly, the parties agree to maintain the same as confidential, except as may be required by law or as required to be disclosed under Sections 2.10, 3.3 and 9.3 hereof. Notwithstanding anything to the contrary in this Agreement, the Seller acknowledges and agrees that the Buyer and the Buyer's corporate parent, Medical Manager Corporation ("MMC") will file with the SEC any Transaction Document that, in the sole opinion of counsel to the Buyer and counsel to MMC, as the case may be, the Buyer and MMC are required to file, provided that the Buyer and MMC shall make a reasonable effort to seek confidential treatment of any part of such Transaction Document as the Seller reasonably requests.

5. Pre-Closing Covenants of the Seller.

         From and after the date hereof and until the Closing Date:

         5.1 Conduct of Business. The Seller shall carry on the Operations diligently and substantially in the same manner as heretofore conducted by the Seller and shall not make or institute any unusual or new methods of management, accounting or operation, except as agreed to in writing by the Buyer. All of the property of the Seller included in the Acquired Assets shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

         5.2 Absence of Material Changes. Without the prior written consent of the Buyer, in connection with the business and assets of the Division, the Seller shall not:

               (a) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Acquired Assets;

               (b) sell, assign, or transfer any of the Acquired Assets, other than in the ordinary course of business;

               (c) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, or increase the rate of compensation payable or to become payable by it to the PTG Employees, other than increases in the ordinary course of business consistent with past practice;

               (d) modify, amend, alter or terminate any of the Assigned Contracts, other than in the ordinary course of business;

               (e) take any action or fail to take any action which would result in any representation or warranty of the Seller contained in this Agreement being untrue; or

               (f) commit or agree to do any of the foregoing in the future, other than in the ordinary course of business.

         5.3 Compliance with Laws. The Seller will comply in all material respects with all laws and regulations which are applicable to it, to the Operations or to the Seller's ownership of the Acquired Assets and will perform and comply in all material respects with the Assigned Contracts and all contracts, commitments and obligations by which it is bound, all consistent with its past practices.

         5.4 Continuing Obligation to Inform. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date. The Seller shall have the right to supplement or amend any Schedule, list or other disclosure referred to in this Agreement from time to time prior to the Closing Date; provided that if the Buyer determines in good faith, acting reasonably, that any such supplement or amendment discloses an event or circumstance which materially and adversely affects the terms and conditions of the transactions contemplated by this Agreement, the Buyer shall have the right to terminate this Agreement, subject to Section 13.5 hereof upon written notice given within ten
(10) days after receipt of such supplemental or amended information.

         5.5 Hart-Scott-Rodino Filings. The Seller shall (a) make all filings and (b) cooperate with the Buyer as required under the HSR Act and shall furnish all follow-up information required of the Seller in connection therewith. The Buyer shall pay any filing fees required to be paid in connection with such filings.

         5.6 Financial Statements. The Seller acknowledges that, in connection with certain SEC requirements, the Buyer will require the preparation of the Financial Statements regarding the Operations and the Division. The Seller agrees to (i) use its reasonable best efforts to cause its accountants, Ernst & Young LLP, to prepare the Financial Statements, (ii) cooperate with its accountants, the Buyer and the Buyer's accountants in the preparation of the Financial Statements and (iii) in the event that after the Closing the Financial Statements are determined by the SEC to be deficient, use its reasonable best efforts to cause its accountants, Ernst & Young LLP, to cure any deficiency. Notwithstanding the provisions of Section 18, the Buyer shall pay all expenses and costs associated with the preparation (and amendment thereto, if any) of the Financial Statements.

         5.7 Consultation. Each party shall cooperate with the other party in planning for the transition of the Operations to the Buyer.

6. Covenants of the Buyer.

         6.1 Hart-Scott-Rodino Filings. The Buyer shall (a) make all necessary filings and (b) cooperate with the Seller as required under the HSR Act and shall furnish all information required of the Buyer in connection therewith. The Buyer shall pay any filing fees required to be paid in connection with such filings.

         6.2 Public Announcements. The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Acquired Assets by the Buyer shall be subject to the approval of both parties, which approval shall not be unreasonably withheld.

7. Employee Matters.

               (a) The Buyer shall offer employment to each employee of the Seller listed on Schedule 7(a) who is employed immediately prior to the Closing Date by the Seller in the Division (the "PTG Employees"), in each case for a substantially comparable position (as reasonably determined by the Seller) that is within 25 miles of such PTG Employee's current work location. Prior to the Closing, the Buyer shall be entitled to offer, discuss and negotiate a new employment contract with each PTG Employee, which contract shall be effective only upon the Closing.

               (b) From and after the Closing Date, the Buyer shall make payment to the Seller in an amount equal to all financial obligations of the Seller to any of the PTG Employees for severance pay and related benefits to the extent set forth on Schedule 7(c) which result from the failure of the Buyer to comply with the Buyer's obligations under Section 7(a) or from the

Buyer's termination or severance after the Closing Date (and whether or not resulting from or in connection with the transactions contemplated hereby) of the employment of any PTG Employee who accepts employment with the Buyer (the "Employment Obligations"). Notwithstanding anything to the contrary herein, the Buyer shall have no liability with respect to, and the Seller shall be solely liable to pay, any severance pay and other benefits or claims that arise in connection with the Seller's employment of the PTG Employees, or the severance from the employment by the Seller of any such employees, including without limitation any who do not accept employment with the Buyer. The Seller represents and warrants to the Buyer that Schedule 7(c) sets forth the severance and other related benefits to which each employee of the Seller listed on
Schedule 7(a) will be entitled if such employee is terminated by the Seller on the Closing Date assuming that such employee is not employed by the Buyer.

               (c) Notwithstanding anything to the contrary in this Section 7, the Buyer shall have no liability with respect to, and the Seller shall be solely obligated to provide, health care continuation coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985 and applicable state law, to those employees of the Seller listed on Schedule 7(a) who do not accept employment with the Buyer and their qualified beneficiaries.

8. Reasonable Efforts to Obtain Satisfaction of Conditions.

         The Seller and the Buyer covenant and agree to use their reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

9. Conditions to Obligations of the Buyer.

         The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

         9.1 Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations. The representations and warranties of the Seller shall be true, in all material respects, on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied with all material terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date, including, without limitation, obtaining the requisite consent to effectively assign its rights and obligations under the contracts listed on
Schedule 9.1 to the Buyer as of the Closing.

         9.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Acquired Assets shall have been taken.

         9.3 Governmental Approvals. All governmental agencies, departments, bureaus, divisions, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have consented to, authorized, permitted or approved such transactions, which shall include the early termination or expiration of the waiting period under the HSR Act and Satisfaction of the Massachusetts Requirements, as both are referred to in
Section 1.6.

         9.4 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially and adversely affect the right of the Buyer to own or use the Acquired Assets, or to conduct the Operations, after the Closing.

         9.5 Absence of Material Changes. From and after the date of this Agreement until the Closing, there shall have been no material adverse change in the quality or condition of the Acquired Assets and no material adverse change in the Operations.

         9.6 The Acquired Assets. At the Closing the Buyer shall receive good, clear, record and marketable title to the Acquired Assets, subject only to liens, liabilities and encumbrances permitted by this Agreement.

         9.7 Services Agreement. The Seller shall have executed and delivered a services agreement (the "Services Agreement") between the Buyer and the Seller substantially in accordance with the provisions set forth in Exhibit A to the letter, dated January 26, 2000, from the Buyer to the Seller (the "Proposal Letter"), which Proposal Letter is attached as Exhibit A to this Agreement; it being agreed, however, that

               (a) the Services Agreement shall also provide that, until the second anniversary of the Closing (the "Second Anniversary"), the Seller shall provide to the Buyer every asset of the Seller and every service (excluding all Unassigned Agreements, if any) that is (i) used by the Seller in connection with the Operations prior to the Closing and (ii) reasonably necessary, in addition to the Acquired Assets, for the Buyer's conduct of the Operations as required by the Services Agreement (any and all such assets, rights and services being hereinafter referred to singly as a "Transition Service" and collectively as the "Transition Services"),

               (b) in consideration of the Seller's rendering each such Transition Service, the Buyer shall reimburse the Seller for all of the Seller's direct marginal costs of providing such Transition Service to the Buyer,

               (c) the Seller shall cease to provide each such Transition Service prior to such Second Anniversary if (and only if) the Buyer shall have notified the Seller in writing before such Second Anniversary that such Transition Service is no longer required for the Buyer to fulfill its obligations to the Seller under the Services Agreement; provided however, that the Buyer shall use its reasonable best efforts to find a substitute or replacement for each Transition Service as soon as commercially practicable after the Closing Date; and

               (d) as promptly as possible after their execution of this Agreement, the parties, acting reasonably and using their reasonable best efforts in good faith, shall agree in writing upon the complete form and substance of the Services Agreement, which complete Services Agreement shall thereupon be added as Exhibit B to this Agreement and thereby incorporated in this Agreement by reference.

         9.8 Portal Agreement. The Seller shall have executed and delivered a portal services agreement (the "Portal Agreement") between the Buyer and the Seller substantially in accordance with the provisions set forth in Exhibit B to the Proposal Letter; it being agreed that, as promptly as possible after their execution of this Agreement, the parties, acting reasonably and using their best efforts in good faith, shall agree in writing upon the complete form and substance of the Portal Agreement, which complete Portal Agreement shall thereupon be added as Exhibit C to this Agreement and thereby incorporated in this Agreement by reference.

         9.9 Financial Statements from the Seller. Either (a) the Financial Statements shall have been delivered to the Buyer in accordance with applicable provisions of this Agreement or (b) if the Financial Statements shall not have been so delivered, the Buyer shall have elected, in its sole discretion, to deliver to the Seller a legally binding written commitment to pay the Total Purchase Price to the Seller at the Closing in cash in immediately available funds; it being understood and agreed that, immediately and automatically upon the Seller's receipt of any such written commitment by the Buyer to pay the Total Purchase Price in cash delivered by the Buyer as referred to above, all provisions of this Agreement regarding the Stock Payment and Shares of the Buyer shall cease to apply.

         9.10 Unassigned Agreements. The Buyer shall have obtained a substitute or replacement asset or service, satisfactory to the Buyer, for each Unassigned Agreement, if any.

         9.11 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

               (a) a bill of sale substantially in the form agreed to by the parties (the "Bill of Sale");

               (b) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer or its designee, good, clear, record and marketable title to the Acquired Assets;

               (c) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in this Section 9 and the accuracy of the Seller's representations and warranties as the Buyer shall reasonably request;

               (d) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the legal existence of the Seller in the Commonwealth of Massachusetts;

               (e) certificates of the Secretary of the Seller attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 2.1;

               (f) cross receipt executed by the Seller;

               (g) the Services Agreement, executed by the Seller;

               (h) the Portal Agreement, executed by the Seller;

               (i) a legal opinion of counsel to the Seller, who may be an employee of the Seller, in form satisfactory to counsel to the Buyer, acting reasonably; and

               (j) such other documents, instruments or certificates as the Buyer may reasonably request.

10. Conditions to Obligations of the Seller.

         The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

         10.1 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true, in all material respects, on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all material terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         10.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

         10.3 Governmental Approvals. All governmental agencies, departments, bureaus, divisions, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have consented to, authorized, permitted or approved such transactions, which shall include the early termination or expiration of the waiting period under the HSR Act and Satisfaction of the Massachusetts Requirements, as both are referred to in
Section 1.6.

         10.4 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially and adversely affect the right of the Seller to transfer the Acquired Assets.

         10.5 Absence of Material Adverse Changes. As of the Closing Date, there shall have been no material adverse change in the overall financial condition of the Buyer.

         10.6 Services Agreement. The Buyer shall have executed and delivered the Services Agreement as described in Section 9.7.

         10.7 The Buyer Common Stock. On the Closing Date, the Buyer will have a sufficient number of authorized but unissued shares of its Common Stock available for issuance to the Seller in accordance with the provisions of this Agreement. The Buyer Common Stock to be issued pursuant to this Agreement will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, and (ii) listed on the Nasdaq Stock Market or other appropriate exchange, upon official notice of issuance.

         10.8 Financial Statements. Either (a) the Financial Statements shall have been delivered to the Seller and the Buyer in accordance with applicable provisions of this Agreement or (b) if the Financial Statements shall not have been so delivered, the Buyer may elect, in its sole discretion, to deliver to the Seller a legally binding written commitment to pay the Total Purchase Price to the Seller at the Closing in cash in immediately available funds.

         10.9 Closing Deliveries. The Seller shall have received, at or prior to the Closing, each of the following documents:

               (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 10 and the accuracy of the Buyer's representations and warranties as the Seller shall reasonably request;

               (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

               (c) a certificate of the Secretary of State of the qualification and good standing of the Buyer in Massachusetts;

               (d) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

               (e) Instrument of Assumption executed by the Buyer;

               (f) payment of the Cash Payment in accordance with Section 1.3;

               (g) delivery of a stock certificate representing the Stock
Payment;

               (h) cross receipt executed by the Buyer;

               (i) the Services Agreement, executed by the Buyer;

               (j) a legal opinion of counsel to the Buyer, who may be an employee of the Buyer, in form satisfactory to counsel to the Seller, acting reasonably; and

               (k) such other documents, instruments or certificates as the Seller may reasonably request.

11. Indemnification.

         11.1 By the Seller. The Seller agrees to indemnify and hold harmless the Buyer, its officers, directors, employees and MMC and its officers, directors and employees (collectively, the "Buyer Indemnified Parties") from any and all claims, damages, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer Indemnified Parties in connection with each and all of the following:

               (a) any breach by the Seller of any representation or warranty of the Seller in this Agreement;

               (b) any breach of any covenant, agreement or obligation of the Seller contained in this Agreement;

               (c) fraud or any misrepresentation contained in any statement, certificate or schedule furnished by the Seller pursuant to this Agreement and referred to herein;

               (d) the Excluded Assets;

               (e) the Excluded Liabilities;

               (f) failure by the Seller to comply with the provisions of any applicable bulk sales laws of any state in connection with the transactions contemplated hereby; and

               (g) the Acquired Assets, the Division and the Operations prior to the Closing.

Notwithstanding the provisions of Section 11.1(a), the Buyer's recourse for any breach of the Seller's representation and warranty under Section 2.11(a) will be limited to the Buyer's remedies with respect to any breach by the Seller of its obligations under the provisions of Section 12.7. The provisions of Section 11.1(e), above, shall not in any way reduce the Buyer's obligations to the Seller under Section 7, above.

         11.2 By the Buyer. The Buyer agrees to indemnify and hold harmless the Seller, its officers, directors and employees (collectively, the "Seller Indemnified Parties") from any and all claims, damages, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Seller Indemnified Parties in connection with each and all of the following:

               (a) any breach by the Buyer of any representation or warranty in this Agreement;

               (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement;

               (c) fraud or any misrepresentation contained in any statement, certificate or schedule furnished by the Buyer pursuant to this Agreement and referred to herein;

               (d) any claims against, or liabilities or obligations of, the Seller or against the Acquired Assets specifically assumed by the Buyer pursuant to this Agreement, as Assumed Liabilities; and

               (e) claims or liabilities with respect to the Acquired Assets and the Operations that result solely from activities of the Buyer after the Closing.

         It is agreed that the Buyer shall not be required to indemnify the Seller hereunder if and to the extent the claim with respect to the Acquired Assets or Assumed Liabilities arises from the Seller's breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement.

         11.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 11.4 of this Agreement.

         11.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense, provided, however, that the Indemnifying Party may not settle any such action without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement (or the legal fees and costs related thereto), the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

         11.5 Payment of Indemnification Obligation.

               (a) Subject to Section 11.5(d), the maximum amount the Seller shall be liable to pay to the Buyer pursuant to this Section 11 shall be limited to an amount equal to $15 million.

               (b) Subject to Section 11.5(d), the Seller shall not be obligated to pay any amount to the Buyer pursuant to this Section 11 until the aggregate liability due exceeds $250,000, and in any event only the amount of such excess liability shall be recoverable thereafter, subject to the terms and limitations contained herein.

               (c) All indemnification by the Buyer or the Seller hereunder shall be effected by payment of cash, wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability.

               (d) The provisions of Sections 11.5(a) and (b) and 11.6 shall not apply to recoveries relating to the Excluded Assets or the Excluded Liabilities or to matters arising out of the operation of the Division prior to the Closing, all of which shall remain indefinitely the sole and exclusive responsibility of the Seller.

         11.6 Survival of Representations; Claims for Indemnification. All representations, warranties and covenants made by the parties herein or in any instrument or document furnished as a Schedule hereto shall survive the Closing. All rights of an Indemnified Party to assert a claim for indemnification under this Section 11 on account of a breach of representation or warranty shall expire on the date which is 18 months after the Closing Date, except for claims, if any, asserted in writing prior to such date, which shall survive until finally resolved and satisfied in full, provided that the Indemnified Party uses reasonable efforts to make a claim for and pursue its rights under this Section
11. Notwithstanding the foregoing, the Excluded Assets and the Excluded Liabilities shall remain indefinitely the sole and exclusive responsibility of the Seller; and, after the Closing, the Acquired Assets and Assumed Liabilities shall remain indefinitely the sole and exclusive responsibility of the Buyer. In furtherance of the foregoing, and not in limitation thereof, (a) the Buyer Indemnified Parties shall be entitled to assert a claim for indemnification from the Seller at any time after the Closing with respect to the full amount of any claims, damages, liabilities, costs and expenses in connection with the Excluded Assets and the Excluded Liabilities and (b) the Seller Indemnified Parties shall be entitled to assert a claim for indemnification from the Buyer at any time after the Closing with respect to the full amount of any claims, damages, liabilities, costs and expenses in connection with the Assumed Liabilities.

12. Additional Agreements.

         12.1 Proprietary Information.

               (a) The Seller shall hold in confidence, and use its reasonable efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature, including, without limitation, the know-how, with respect to the Operations or Assumed Liabilities and shall not disclose, publish or make use of the same without the written consent of the Buyer, except to the extent that such use is necessary for the Seller's compliance with its obligations under the Services Agreement and to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

               (b) The Seller agrees that the remedy at law for any breach of this Section 12.1 and of Section 12.6, below, would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 12.1 or of Section 12.6.

12.2     Sharing of Data.

               (a) The Seller shall have the right following the Closing Date to have reasonable access to such books, records and accounts as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Acquired Assets prior to the Closing Date and for complying with its obligations under applicable tax or other laws and regulations.

               (b) The Seller and the Buyer agree that from and after the Closing Date they shall reasonably cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Seller to the Buyer and the operation thereof by the Buyer.

12.3 Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         12.4 Non-Competition and Non-Solicitation.

               (a) For a period of five years after the Closing, the Seller shall not, and will cause its affiliates not to, engage directly or indirectly in any business that competes with the Operations as conducted on the Closing Date; provided, however, that nothing in this Agreement shall prohibit the Seller, from exercising any or all of its rights under the Services Agreement.

               (b) Each Party shall not, and shall not permit any of its affiliates to, directly or indirectly, recruit, solicit, or induce (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any employee or agent of the other party or any of its affiliates (including, with respect to the Buyer, without limitation, any PTG Employees who are employed by the Buyer in connection herewith) to terminate his or her employment or other relationship with the other party or any of its affiliates during the period commencing on the Closing Date and terminating on the fifth anniversary of the date of the Services Agreement. The Seller may not, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, hire any PTG Employee who accepts an offer of employment by the Buyer in accordance with the Buyer's obligations under Section 7(a), above. Nothing in this Section 12.4 shall limit the Buyer from hiring any PTG Employee as contemplated under Section 7(a). For a period of one year from the Closing Date, the Buyer shall not, and shall not permit any of its affiliates to, directly or indirectly, solicit the employment of any PTG Employee who receives any severance pay or related benefit from the Seller. For purposes of this
Section 12.4, the sole act of placing an advertisement in a newspaper advertising for an employment position shall not constitute an act of recruiting, soliciting or inducing.

               (c) Each party acknowledges that the covenants set forth in this
Section 12.4 are an essential element of this Agreement and that, but for the agreement of the party to comply with these covenants, the other party would not have entered into this Agreement. The existence of any claim or cause of action which a party may have against the other party shall not constitute a defense or bar to the enforcement of any of the covenants set forth in this Section 12.4. Each party has consulted with its counsel and, after such consultation, agrees that the covenants set forth in this Section 12.4 are reasonable and proper.

               (d) Each party agrees that the remedy at law for any breach of this Section 12.4 would be inadequate and that the other party shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of this Section 12.4.

         12.5 Covenant Not to Discontinue to Use Services. Subject to the rights and remedies, including, without limitation, the termination rights provided for under the Services Agreement, the Seller agrees that during the term of the Services Agreement, it shall continue to purchase from the Buyer the services that are provided to the Seller by the Division or the Operations to the Seller as of the Closing Date.

         12.6 Enforcement of Confidentiality Agreements. If either the Buyer, or the Seller, in its reasonable opinion, shall believe that a party who considered the purchase of the Operations or the Acquired Assets (a "Third-Party Bidder") has committed a breach of a confidentiality agreement between such Third-Party Bidder and the Seller that party shall promptly inform the other in writing, in which event, the Buyer may request that the Seller enforce the remedies available to it under such confidentiality agreement provided that the Buyer furnishes the Seller with all necessary information that the Buyer may have with respect to the alleged breach. In the event of such a request referred to in the previous sentence, the Seller shall review the information supplied by the Buyer and make such independent investigations as it may determine necessary or desirable and inform the Buyer, in confidence and within a reasonable amount of time after the request by the Buyer, whether or not, in the reasonable opinion of the Seller, there has been a breach by a Third-Party Bidder of a confidentiality agreement with the Seller. Thereafter, the Seller shall, in consultation with the Buyer, use its best efforts to enforce its available remedies against the Third-Party Bidder. The Buyer shall indemnify and hold harmless the Seller for any and all liabilities or expenses incurred by the Seller in connection with the actions taken by the Seller pursuant to this
Section 12.6.

         12.7 Breach of Representation in Section 2.11. If either party shall reasonably determine, before the Second Anniversary, that the representation set forth in Section 2.11(a) is incomplete or inaccurate, the Seller shall use its reasonable best efforts to use or make available to the Buyer, until the Second Anniversary, the asset, contract or service comprising such deficiency as a Transition Service in accordance with the provisions of the Service Agreement and Sections 9.7 (b) and (c).

13. Termination of Agreement.

         13.1 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston time, on March 31, 1999, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto. No party shall be relieved of any liability for breach of this Agreement due to such termination.

         13.2 Termination by Failure to Agree Upon the Services Agreement and the Portal Agreement. If, despite their reasonable best efforts, in good faith, to reach agreement by March

17, 2000, upon all terms of the Services Agreement and of the Portal Agreement as referred to in Section 9.7 and 9.8, either of the parties may terminate this Agreement.

         13.3 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto.

         13.4 Termination by Reason of Breach. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any material condition or obligation hereunder, and may be terminated by the Buyer if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any material condition or obligation hereunder.

         13.5 Termination by Change of Control. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a Change of Control of the Buyer. As used in this Agreement "Change of Control" with respect to the Buyer means any of the following:

               (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act other than MMC, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person should be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the capital stock of the Buyer pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least of majority of the board of directors, managers or trustees of the Buyer;

               (b) the Buyer consolidates with, or mergers with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Buyer, in any such event pursuant to a transaction in which the outstanding voting stock of the Buyer is converted into or exchanged for cash, securities or other property;

               (c) at any time prior to the Closing Date, individuals who at the date of this Agreement constituted the Board of Directors of the Buyer cease for any reason to constitute a majority of the Board of Directors of the Buyer then in office; or

               (d) the Buyer is liquidated or dissolved or adopts a plan of liquidation or dissolution.

Notwithstanding anything to the contrary herein, consummation of the transactions contemplated by the Agreement and Plan of Merger dated February 13, 2000, between Healtheon/Web MD Corp. and the Buyer, as it may be amended from time to time, and the Agreement and Plan of Merger between Healtheon/Web MD Corp. and Medical Manager Corporation, as it may be amended from time to time, shall be deemed to not constitute a Change of Control of the Buyer for the purposes of this Section 13.5 and will not give rise to any right of the Seller to terminate this Agreement, the Services Agreement or the Portal Agreement.

         13.6 No Recourse. In the event of a termination pursuant to Sections 13.1, 13.2, 13.3 or 13.5, neither party will have any liability to or recourse against the other party.

14. Brokers.

         14.1 For the Seller. The Seller represents and warrants that it has not engaged any broker or finder (other than Merrill Lynch & Co.) or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to pay all fees, expenses and other compensation owed to Merrill Lynch & Co. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

         14.2 For the Buyer. The Buyer represents and warrants that it has not has engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

15. Notices.

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, reputable overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice pursuant hereto:

         To the Seller:     Blue Cross and Blue Shield of Massachusetts, Inc.
                            100 Summer Street
                            Boston, Massachusetts 02110-2190
                            Attention:  Chief Financial Officer

         With a copy to:    Blue Cross and Blue Shield of Massachusetts, Inc.
                            100 Summer Street
                            Boston, Massachusetts 02110-2190
                            Attention: General Counsel

         To the Buyer:      CareInsite, Inc.
                            669 River Drive, River Drive Center Two
                            Elmwood Park, New Jersey 07407-1361
                            Attention: General Counsel

         With a copy to:    Hale and Dorr LLP
                            60 State Street
                            Boston, Massachusetts 02109
                            Attention: Hugh R. Jones, Jr., Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed delivered (i) on the date actually received, if delivered personally or by overnight courier; or (ii) three business days after being sent, if sent by registered or certified mail.

16. Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party. No assignment shall release the Buyer or the Seller from any obligation or liability under this Agreement. Any assignment in contravention of this provision shall be void.

17. Entire Agreement; Amendments; Attachments.

               (a) This Agreement, all Schedules and Exhibits hereto, and the Transaction Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties, including, without limitation, the Confidential Descriptive Memorandum dated September 1999, and the parties hereto make no representations or warranties with respect to the transactions contemplated by this Agreement and the Transaction Documents other than those set forth in this Agreement. Notwithstanding the foregoing, the Confidentiality and Non-Disclosure Agreement dated October 12, 1999 between the Buyer and the Seller (attached hereto as Exhibit D) shall survive the execution of this Agreement. The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, only by a written instrument executed by the Buyer and the Seller.

               (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

18. Expenses.

         Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses (including transactional legal fees and expenses) in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

19. Legal Fees.

         In the event that legal proceedings are commenced by the Buyer against the Seller, or by the Seller against the Buyer, in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

20. Governing Law; Waiver of Jury Trial.

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles. The Buyer and the Seller hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any other Transaction Document.

21. Interpretation.

         21.1 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         21.2 Gender. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         21.3 Knowledge. Whenever in this Agreement the term "to the best of the Seller's knowledge" or the like is used, the Seller shall be deemed to have the actual knowledge of Gary St. Hilaire, Mark Rishell, Ilana Gerson, Mark Caron and Ed Esposito, or such knowledge as prudent persons holding the positions of such individuals reasonably should have known. The Seller has caused such persons to review the representations and warranties in Section 2 prior to execution of this Agreement and has incorporated such persons' responses in the related Schedules.

22. Severability.

         In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

23. Blue Cross and Blue Shield Association.

         The Buyer expressly acknowledges that the Seller is an independent corporation operating under a license from the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans (the "Association") permitting the use of the Blue Cross and Blue Shield service marks by the Seller in its service area, and that the Seller is not contracting as an agent of the Association. The Buyer further acknowledges that it has not entered into this Agreement based upon representation by any person other than the Seller and that no person, entity, or organization other than the Seller shall be held accountable or liable to the Buyer for any of the Seller's obligations to the Buyer under this Agreement. This exception shall not create any obligations whatsoever on the part of the Seller other than those obligations created under other provisions in this Agreement.

24. Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                         [The remainder of this page has
                         intentionally been left blank.]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                             BLUE CROSS AND BLUE SHIELD OF MASSACHUSETTS, INC.

                             By:
                                     ------------------------------------------
                             Title:
                                     ------------------------------------------


                             CAREINSITE, INC.

                             By:
                                     ------------------------------------------

                             Title:
                                     ------------------------------------------